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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Solectron Corporation

We consent to incorporation by reference in the registration statement on Form S-8 dated December 11, 1996 of Solectron Corporation of our report dated September 13, 1996, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1996, and the related schedule, which report appears in the August 31, 1996 annual report on Form 10-K of Solectron Corporation.

                                             /s/  KPMG PEAT MARWICK LLP


San Jose, California
December 9, 1996